UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 3, 2020

AMEREN CORPORATION

(Exact name of registrant as specified in its charter)

Missouri	1-14756	43-1723446
(State of other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

1901 Chouteau Avenue, St. Louis, Missouri 63103

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (314) 621-3222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AEE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 2.02	Results of Operations and Financial Condition.

The information set forth under “Liquidity” in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.02.

ITEM 8.01	Other Events.

Notes

On April 3, 2020, Ameren Corporation (“Ameren”) sold $800 million principal amount of its 3.50% Senior Notes due 2031 (the “Notes”). The Notes were offered pursuant to a Registration Statement on Form S-3 (File No. 333-222108), which became effective on December 15, 2017, and a Prospectus Supplement dated March 31, 2020, to a Prospectus dated December 15, 2017. Ameren received net offering proceeds of approximately $792.9 million, before expenses, upon closing of the transaction. Ameren intends to use the net offering proceeds for general corporate purposes, including to repay its short-term debt and to fund the repayment of its 2.70% senior notes due November 15, 2020.

This Current Report on Form 8-K is being filed to report as exhibits certain documents in connection with the offering of the Notes.

COVID-19

Ameren is monitoring the global outbreak of the novel coronavirus (“COVID-19”) and is taking steps intended to mitigate the potential risks to Ameren posed by COVID-19. This is a rapidly evolving situation, which has disrupted economic activity in the service territories of Union Electric Company, doing business as Ameren Missouri (“Ameren Missouri”) and Ameren Illinois Company (“Ameren Illinois”) as well as the capital markets, and these disruptions could continue for a prolonged period of time or become more severe. Ameren is executing its pandemic plans, which include proactive and prudent actions to protect the safety of its customers, co-workers and communities and to support the continued delivery of safe and reliable service to its customers and the communities Ameren serves. Recognizing the potential effect that COVID-19 could have on many customers’ ability to pay their bills, both Ameren Missouri and Ameren Illinois have temporarily suspended the imposition of late payment fees and the disconnection of customers for non-payment of bills. Ameren cannot predict the extent or duration of the outbreak or its effects on the global, national, or local economy, the capital markets, or its customers, suppliers, operations, or financial results. Ameren is continuing to monitor developments with respect to the outbreak and its effects and intends to take additional measures as Ameren believes are warranted.

Liquidity

The liquidity needs of Ameren, Ameren Missouri and Ameren Illinois are typically supported through the use of available cash, drawings under committed credit agreements, commercial paper issuances, or, in the case of Ameren Missouri and Ameren Illinois, short-term affiliate borrowings. As of March 31, 2020, Ameren’s consolidated net available liquidity under Ameren’s, Ameren Missouri’s and Ameren Illinois’ committed credit agreements, which are scheduled to mature in December 2024 subject to two additional one-year extensions, and available cash and short-term investments was approximately $1.7 billion. In addition, as noted above, Ameren received net offering proceeds from the sale of the Notes of approximately $792.9 million, before expenses, and Ameren expects to receive between $540 million and $550 million upon the expected physical settlement of the August 2019 forward sale agreement on or before March 31, 2021, relating to 7.5 million shares of common stock, which is expected to be used to fund a portion of Ameren Missouri’s wind generation investments. Other than Ameren’s 2.70% senior notes due November 15, 2020, Ameren, Ameren Missouri, Ameren Illinois and Ameren Transmission Company of Illinois have no other remaining maturities of long-term debt in 2020 or 2021.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Title

1

Underwriting Agreement, dated March 31, 2020 between Ameren and the several underwriters named therein, for whom Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as representatives.

4.1*	Indenture, dated as of December 1, 2001, from Ameren to The Bank of New York Mellon Trust Company, N.A., as successor trustee (“Ameren Indenture”) (Exhibit 4.5, File No. 333-81774).

4.2*	First Supplemental Indenture to Ameren Indenture dated as of May 19, 2008 (June 30, 2008 Form 10-Q, Exhibit 4.1, File No. 1-14756).

4.3	Company Order, dated April 3, 2020, establishing the Notes.

4.4	Global Notes.

5.1	Opinion of Craig W. Stensland, Esq., Senior Corporate Counsel, Ameren Services Company, regarding the legality of the Notes (including consent).

5.2	Opinion of Morgan, Lewis & Bockius LLP, regarding the legality of the Notes (including consent)

104	Cover Page Interactive Data File (formatted as Inline XBRL)

*	Incorporated by reference as indicated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMEREN CORPORATION
(Registrant)

By:	/s/ Michael L. Moehn
Name:	Michael L. Moehn
Title:	Executive Vice President and
Chief Financial Officer

Date: April 3, 2020